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                                                                      EXHIBIT 23



       REPORT AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the consolidated financial statements of CenterPoint Energy, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated March 15, 2005; such report has previously been filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (Form 10-K). Our audits also included the financial statement schedules the Company listed in the index at Item 15 (a)(2) of the Form 10-K and of this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2004 (Form 10-K/A). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, also dated March 15, 2005, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in Registration Statement Nos. 333-120306, 333-116246, 333-114543, 333-114440 and 333-110348 on Form S-3;
Registration Statement No. 333-123182 on Form S-4; Registration Statement Nos. 333-115976 and 333-105773 on Form S-8; Post-Effective Amendment No. 1 to Registration Statement Nos. 333-33301-99, 333-33303-99 and 333-58433-99 on Form
S-3; Post Effective Amendment No. 1 to Registration Statement Nos. 333-32413-99, 333-49333-99, 333-38188-99, 333-60260-99, 333-98271-99 and 333-101202 on Form
S-8; and Post-Effective Amendment No. 5 to Registration Statement No. 333-11329-99 on Form S-8 of our report dated March 15, 2005, relating to the financial statement schedules of CenterPoint Energy, Inc. appearing in this Form 10-K/A.

DELOITTE & TOUCHE LLP

Houston, Texas

August 26, 2005